Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186108

PROSPECTUS SUPPLEMENT NO. 7
TO THE PROSPECTUS DATED AUGUST 12, 2013

Lilis Energy, Inc.

This Prospectus Supplement No. 7 updates, amends and supplements our Prospectus dated August 12, 2013.

We have attached to this Prospectus Supplement No. 7 the Current Report on Form 8-K of Lilis Energy, Inc. filed with the Securities and Exchange Commission on April 1, 2014. The attached information updates, amends and supplements our Prospectus dated August 12, 2013.

This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus. To the extent information in this Prospectus Supplement No. 7 differs from, updates or conflicts with information contained in the Prospectus, the information in this Prospectus Supplement No. 7 is the more current information.

Investing in our common stock involves a high degree of risk. You should review carefully the “Risk Factors” beginning on page 8 of the Prospectus dated August 12, 2013 for a discussion of certain risks that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 1, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2014

LILIS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Grant Street, Suite #720
Denver, CO	80203
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Definitive Agreement

On March 31, 2014, Lilis Energy, Inc. (the “Company”) terminated the previously disclosed Letter of Intent (the “LOI”) with Shoreline Energy Corp. (“Shoreline”) pursuant to its terms. As reported in the Company's Current Report on Form 8-K filed on February 11, 2014, the LOI contemplated the combination of the businesses of the Company and Shoreline by way of a court-approved plan of arrangement pursuant to the provisions of the Alberta Business Corporations Act.

The termination became effective immediately.

Item 7.01    Regulation FD Disclosure

On March 31, 2014, the Company issued a press release announcing the termination of the LOI. A copy of that press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

The above information (including Exhibit 99.1) is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Lilis Energy, Inc. dated March 31, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2014	LILIS ENERGY, INC.

	By:	/s/ A. Bradley Gabbard
Chief Financial Officer and Chief Operating Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release of Lilis Energy, Inc. dated March 31, 2014

* Furnished herewith.

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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: MDC GROUP Investor Relations: David Castaneda 414.351.9758	Media Relations: Susan Roush 747.222.7012

LILIS ENERGY TERMINATES LETTER OF INTENT TO ACQUIRE SHORELINE ENERGY

MARCH 31, 2014 – Denver, CO - Lilis Energy, Inc. (NASDAQ:LLEX), announced today that it has terminated the previously announced Letter of Intent to acquire all of the issued and outstanding common shares of Calgary-based Shoreline Energy Corp. (Toronto Stock Exchange: SEQ).

Lilis Energy, Inc. will continue to explore other acquisition opportunities.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 125,000 gross, 110,000 net acres.  Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg field acreage targeting the Niobrara benches and Codell Sandstone. For more information, please contact MDC Group: Investors - (414) 351-9758, Media - (747) 222-7012, or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding Lilis Energy’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things, (1) Lilis Energy's plans to continue to explore acquisition opportunities and (2) Lilis Energy's near-term E&P focus on its Wattenberg field acreage. These statements are qualified by important factors that could cause Lilis Energy’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) Lilis Energy’s ability to finance its continued exploration and drilling operations; and (2) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy’s reports and registration statements filed with the SEC.

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